                     CORRECTED CERTIFICATE OF AMENDMENT OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             SELMER INDUSTRIES, INC.


          SELMER INDUSTRIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), pursuant to Section 103(f) of the General Corporation Law of the State of Delaware, does hereby certify that:

          FIRST: The Certificate of Amendment of Restated Certificate of Incorporation of the Corporation which was filed with the Secretary of State of Delaware on May 24, 1995 was an inaccurate record of the corporate action therein referred to.

          SECOND: Said Certificate of Amendment of Restated Certificate of Incorporation is incorrect in that it inadvertently stated "$105,000,000" in the third line of the definition of "SENIOR SUBORDINATED NOTES" in Section A of Article FIFTH instead of "$110,000,000."

          THIRD: The entire Certificate of Amendment of Restated Certificate of Incorporation of the Corporation in corrected form shall be as follows:

                          CERTIFICATE OF AMENDMENT OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             SELMER INDUSTRIES, INC.


          SELMER INDUSTRIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

          FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on July 8, 1993 under the name Selmer Industries, Inc. On August 3, 1993, the Corporation filed a Restated Certificate of Incorporation with the Secretary of State of Delaware.

          SECOND: The Board of Directors of the Corporation has duly adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and resolving that written consents of stockholders entitled to vote thereon be solicited in accordance with Section 228 of the General Corporation Law of the State of Delaware for consideration thereof. The resolution setting forth the proposed amendment to the Restated Certificate of Incorporation of the Corporation is as follows:

          RESOLVED, that the Restated Certificate of Incorporation of the Corporation shall be amended as follows:

     (A)  Add the following definitions to Section A of Article FIFTH:

          "GUARANTEES" means the unconditional guarantees of any indebtedness of the Company or its subsidiaries by (i) the Company, Steinway, Steinway, Inc., a Delaware corporation and wholly owned subsidiary of Steinway, and Boston Piano Company, Inc., a Massachusetts corporation and wholly owned subsidiary of Steinway and (ii) any other Subsidiary that executes a Guarantee in accordance with the provisions of the documents governing the Company's or its subsidiaries indebtedness, and their respective successors and assigns.

          "MERGER" means the merger of Piano Acquisition Corp. with and into Steinway with Steinway becoming the surviving corporation and a wholly owned subsidiary of The Selmer Company pursuant to the Merger Agreement.

          "MERGER AGREEMENT" means the Agreement and Plan of Merger dated as of April 11, 1995 by and among The Selmer Company, Piano Acquisition Corp. and Steinway.

          "PIANO ACQUISITION CORP." means Piano Acquisition Corp., a Delaware corporation and wholly owned subsidiary of The Selmer Company.

          "SENIOR SUBORDINATED NOTES" means the 11% Senior Subordinated Notes due 2005 in aggregate principal amount up to $110,000,000 issued pursuant to the Indenture dated as of

     May 25, 1995 among The Selmer Company, the guarantors thereunder and American Bank National Association, as Trustee.

          "STEINWAY" means Steinway Musical Properties, Inc., a Massachusetts corporation.

          "THE SELMER COMPANY" means The Selmer Company, Inc., a Delaware corporation and wholly owned subsidiary of the Company.

     (B)  Amend and restate in its entirety the penultimate sentence of Section
C.5 of Article FIFTH to read as follows:

     The right of such holders of Preferred Stock to purchase stock of the Company under this SECTION C.5 shall not arise in cases of conversion of the Preferred Stock or upon the exercise of any warrants or options outstanding on the date of the Securities Purchase Agreement, nor shall such right include any equity constituting up to 15% of the fully-diluted Common Stock if such Common Stock is issued to the management of the Company or any Subsidiary under a bonus or incentive plan.

     (C) Amend and restate in its entirety Section E.7(d) of Article FIFTH to read as follows:

     (d) except for the Guarantees, make any loans or advances to, or guarantee any indebtedness for the benefit of, any person, other than in the ordinary course of business; PROVIDED that, any loans or advances made by the Company or any Subsidiary to facilitate sales by the Company are deemed to be loans or advances made in the ordinary course of business for purposes of this SECTION 7(d);

     (D) Amend and restate in its entirety Section E.7(e) of Article FIFTH to read as follows:

     (e) merge or consolidate with or into any person, other than in connection with the Merger, and except that any Subsidiary may merge or consolidate with or into the Company or any other Subsidiary so long as the Company or a Subsidiary shall be the continuing corporation;

     (E) Amend and restate in its entirety Section E.7(f) of Article FIFTH to read as follows:

     (f) sell, lease, transfer or otherwise dispose of in any transaction or series of related transactions, more than $10,000,000 of any of the Company's or any Subsidiary's properties or assets (other than sales of inventory in the ordinary course of business); except for the acquisition of Steinway pursuant to the Merger Agreement, purchase in any transaction or series of related transactions, any property, assets or securities (other than in the ordinary course of business) having a fair market value in excess of $10,000,000, or enter into any contract, agreement, understanding or transaction of any kind or nature whatsoever with respect to any of the foregoing, other than the Merger Agreement and any documents or agreements in connection therewith;

     (F) Amend and restate in its entirety Section E.7(m) of Article FIFTH to read as follows:

     (m) form any subsidiaries, other than Piano Acquisition Corp., partnerships or joint ventures, or purchase or otherwise acquire any of the capital stock of, or any other ownership interest in, or any assets or obligations of, any person, other than Steinway and its subsidiaries pursuant to the Merger Agreement;

     (G) Amend and restate in its entirety Section E.7(j)(ii) of Article FIFTH to read as follows:

     (ii) those certain Employment Agreements between the Company and each of Thomas Burzycki, Michael Vickrey and Vincent McBryde and those certain Employment Agreement between Steinway and each of Bruce Stevens, Dennis Hanson and Thomas Kurrer.

     (H) Add a paragraph to be inserted after Section E.7(p) of Article FIFTH and before Section E.8 of Article FIFTH to read as follows:

          Notwithstanding anything to the contrary in this Restated Certificate of Incorporation, no provision shall prohibit or restrict or be deemed violated as a result of the consummation of the Merger pursuant to the Merger Agreement, the issuance of the Senior Subordinated Notes and the Guarantees and the performance of the obligations in connection therewith, or any of the transactions in connection with the foregoing.

          THIRD: Thereafter, pursuant to resolution of the Board of Directors of the Corporation, written consent of stockholders representing the necessary number of shares as required by statute has been given in accordance with
Section 228 of the General Corporation Law of the State of Delaware to authorize said amendment, and written notice has been given as provided in said Section 228 of the General Corporation Law of the State of Delaware.

          FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          FIFTH: Pursuant to Section 103 of the Delaware General Corporation Law, the effective date of this amendment to the Corporation's Restated Certificate of Incorporation shall be the close of business on May 24, 1995.

          IN WITNESS WHEREOF, Selmer Industries, Inc. has caused this Certificate to be signed and attested by its duly authorized officers, this 24th day of May, 1995.


                              SELMER INDUSTRIES, INC.



                              By   ____________________________
                                   Name:     Dana D. Messina
                                   Title:    Executive Vice
                                             President


ATTEST:



______________________________
By:     Kyle R. Kirkland
Title:  Secretary


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